Exhibit 10.31

FIRST HAWAIIAN BANK DEFERRED
COMPENSATION PLAN

(Amended and Restated Effective
January 1, 2017)

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2.38	Valuation Funds	8

Article III - ELIGIBILITY AND PARTICIPATION		8
3.1	Eligibility and Participation	8
3.2	Form of Deferral Election and Allocations to Accounts	8
3.3	Timing of Deferral Elections	9
3.4	Modification of Deferral Election	10
3.5	Election Limited by Financial Hardship or Disability	10
3.6	Change in Employment Status	10
3.7	Executive Retirement Contributions	10
3.8	Discretionary Contributions	11
3.9	Defaults in Event of Incomplete or Inaccurate Deferral Election or Allocation Forms	11

Article IV - ACCOUNTS		11
4.1	Accounts	11
4.2	Timing of Deferred Compensation Credits	12
4.3	Withholding of Payroll Taxes on Amounts Deferred	12
4.4	Allocation of Accounts among Valuation Funds	12
4.5	Determination of Accounts	12
4.6	Vesting of Accounts	13
4.7	Statement of Accounts	14
4.8	Participant (or Beneficiary) Responsibility for Investment Earnings, Gains and Losses	14

Article V - PLAN BENEFITS		14
5.1	Retirement Account	14
5.2	In-Service Account	14
5.3	Executive Retirement Contribution Account	15
5.4	Death Benefit	16
5.5	Financial Hardship or Disability Distributions	16
5.6	Permitted Forms of Distribution	17
5.7	Distributions to Specified Employees	17
5.8	Small Account	18
5.9	Withholding on Distributions	18
5.10	Payment to Guardian	18
5.11	Effect of Payment	18
5.12	Accelerated Distributions	18
5.13	Delayed Distribution	19
5.14	Distributions to Bank of the West Employees	20

Article VI - BENEFICIARY DESIGNATION		20
6.1	Beneficiary Designation	20
6.2	Changing Beneficiary	20
6.3	No Beneficiary Designation	20
6.4	Effect of Payment	20

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Article VII - ADMINISTRATION		20
7.1	Committee and its Duties	20
7.2	Agents	21
7.3	Binding Effect of Decisions	21
7.4	Indemnity of Committee	21
7.5	Election of Committee After Change In Control	21

Article VIII - CLAIMS PROCEDURE		21
8.1	Claims for Benefits and Inquiries	21
8.2	Denial of Claims	21
8.3	Requests for a Review	22
8.4	Decision on Review	22
8.5	Rules and Procedures	23
8.6	Exhaustion of Remedies	23

Article IX - AMENDMENT AND TERMINATION OF PLAN		24
9.1	Amendment	24
9.2	Company’s Right to Terminate	24

Article X - MISCELLANEOUS		24
10.1	Unfunded Plan	24
10.2	Company Obligation	25
10.3	Unsecured General Creditor	25
10.4	Trust Fund	25
10.5	Nonassignability	25
10.6	Not a Contract of Employment	26
10.7	Protective Provisions	26
10.8	Governing Law	26
10.9	Validity	26
10.10	Notice	26
10.11	Successors	26
10.12	Code Section 409A	26

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FIRST HAWAIIAN BANK

DEFERRED COMPENSATION PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1                               Purpose. The First Hawaiian Bank Deferred Compensation Plan (hereinafter, the “Plan”) permits eligible employees to defer the receipt of income which would otherwise become payable to them. The Plan is an unfunded deferred compensation arrangement solely for a select group of management or highly compensated employees of First Hawaiian Bank and its subsidiaries (the “Company”). It is intended that this Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2                               Effective Date. The Plan was effective as of January 1, 2006, and was restated, effective as of January 1, 2010. At the time of the last restatement, the Company was the sister company of Bank of the West (“BoW”), both the Company and BoW were subsidiaries of BancWest Corporation (“BWC”), and BWC was a subsidiariy of BNP Paribas. Effective April 1, 2016, BWC was renamed First Hawaiian, Inc. (“FHI”), and BoW ceased to be a subsidiary of FHI and sister company to the Company. On August 4, 2016, an initial public offering of the stock of FHI commenced, the intent of which was that FHI would cease to be a subsidiary of BNP Paribas, thereby causing BoW to cease to be an Affiliate of FHI’s controlled group. This restatement of the Plan is adopted, effective January 1, 2017 (or as otherwise indicated), in order to (i) revise the Plan’s Change in Control provisions to reflect the foregoing corporate transactions; (ii) to amend this Plan prospectively to reflect changes in certain of the Company’s performance-based compensation plans; and (iii) to clarify that BoW employees who were formerly employees of the Company and became participants in this Plan in that capacity will be entitled to the distribution of their benefits from this Plan only upon their termination from BoW.

1.3                               Compliance with Internal Revenue Code Section 409A. All provisions of the Plan are subject to the requirements of Internal Revenue Code (“Code”) Section 409A and applicable guidance and regulations issued by the Internal Revenue Service or Department of Treasury thereunder. Each reference in the Plan to Code Section 409A shall also be considered a reference to guidance and regulations issued by the Internal Revenue Service or Department of Treasury with respect to Code Section 409A.

ARTICLE II - DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1                               Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant as well as the timing and form of distributions. An Account shall not constitute a separate fund of assets. The Accounts shall be identified as a “Retirement Account,” an “In-Service Account” or an “Executive Retirement Contribution Account.” At any time, a Participant may maintain one Retirement Account, up to two In-Service Accounts and one Executive Retirement Contribution Account. An Account shall be created upon the first day of the Deferral Period to which a Deferral Election first applies (or the first Executive Retirement Contribution or Discretionary Contribution is allocated), and such Account shall continue until the balance is fully distributed.

2.2                               Affiliate. “Affiliate” means (i) a corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (ii) an entity under common control (within the meaning of Section 414(c) of the Code) with the Company; (iii) a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with the Company, and (iv) any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code and the regulations thereunder.

2.3                               Base Salary. “Base Salary” means the Participant’s base salary or wages, as determined by the Company.

2.4                               Beneficiary. “Beneficiary” means the person, persons or legal entity, as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.5                               Board. “Board” means the Board of Directors of First Hawaiian Bank.

2.6                               Bonus Plan. “Bonus Plan” means the First Hawaiian, Inc. Bonus Plan, as effective for periods on and after January 1, 2017.

2.7                               Cash Bonus Award. “Cash Bonus Award” means the cash award portion of a payment awarded under the Bonus Plan or any other Performance-Based Compensation plan having a performance period of one calendar year or less with respect to which deferral elections are permitted by this Plan.

2.8                               Change In Control Of FHI. “Change In Control Of FHI” means:

(a)                                 any Person, other than a trustee or other fiduciary holding shares under an employee benefit plan of FHI or an Affiliate thereof, first becomes the Beneficial Owner, directly or indirectly, of securities of FHI representing more than 50% of the combined voting power of FHI’s securities then outstanding;

(b)                                 a merger or consolidation of FHI with or into another Person or the merger or consolidation of another Person into FHI, as a result of which transaction or series of related transactions (A) any Person first becomes the Beneficial Owner of more than 50% of the total voting power of all voting securities of FHI (or, if FHI is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of FHI common stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all voting securities of FHI (or such surviving or transferee company, if not FHI) outstanding immediately after such transaction or transactions; or

(c)                                  the sale of all or substantially all of the assets of FHI and its subsidiaries.

2.9                               Change In Control Of The Company. “Change In Control Of The Company” means:

(a)                                any Person, other than a trustee or other fiduciary holding shares under an employee benefit plan of FHI or an Affiliate thereof, first becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s securities then outstanding;

(b)                                a merger or consolidation of the Company with or into another Person or the merger or consolidation of another Person into the Company, as a result of which transaction or series of related transactions (A) any Person first becomes the Beneficial Owner of more than 50% of the total voting power of all voting securities of the Company (or, if the Company is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of Company common stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all voting securities of the Company (or such surviving or transferee company, if not the Company) outstanding immediately after such transaction or transactions; or

(c)                                 the sale of all or substantially all of the assets of the Company and its subsidiaries.

For purposes of Sections 2.8 and 2.9:

(i)                                     “Beneficial Owner” has the same definition as in Rule 13d-3 of the Exchange Act;

(ii)                                  “Exchange Act” means the Securities Exchange Act of 1934; and

(iii)                               “Person” has the same definition as in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group”, as defined in Section 13(d) thereof.

2.10                        Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article VII. The Committee shall be entitled to delegate such of its responsibilities as deemed appropriate and proper to an employee of the Company, who shall be referred to herein as the “Plan Administrator.” The Committee may be the Compensation Committee of the Board of Directors of FHI, if so designated by the Board. Any reference to the Committee shall also include the Plan Administrator where such responsibilities have been delegated. The Plan Administrator may be a Participant in the Plan. Notwithstanding any other provision of the Plan document, any member of the Committee or any other officer or employee of the Company or of a parent, subsidiary or other Affiliate who exercises discretion or authority on behalf of the Company shall not be a fiduciary of the Plan merely by virtue of his exercise of such discretion or authority. Because this Plan is a “top hat” arrangement, the Committee and the Plan Administrator shall not be subject to the duties imposed by Part 4 of Title I of ERISA, including the duties imposed by such Part 4 upon a plan’s fiduciaries.

2.11                        Company. “Company” means First Hawaiian Bank, a Hawaii corporation, and any Affiliate of the Company designated by the Board to participate in the Plan, and any successor to the business thereof.

2.12                        Compensation. “Compensation” means the Base Salary and commissions earned by and payable to a Participant with respect to employment services performed for the Company by the Participant and which are or will be considered to be “wages” for purposes of federal income tax withholding. In addition, as determined in the discretion of the Committee, payments earned under certain bonus or incentive based programs (including payments under the IPKE program with respect to services performed through the 2016 calendar year and Cash Bonus Awards made under the Bonus Plan with respect to services performed in and after the 2017 calendar year) which would be considered “wages” for purposes of federal income tax withholding, may be treated as Compensation under this Plan.

Notwithstanding the foregoing, for purposes of determining the amount of Executive Retirement Contributions made on behalf of a Participant, Compensation means Base Salary or wages, commissions, overtime pay, shift and other premiums, short-term incentive pay, the annual cash bonus under the IPKE, the total value of awards payable under the Bonus Plan and any other Performance-Based Compensation plan, except for a bonus paid under the LTIP. Compensation shall also include any amount that is not includable in the gross income of the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of remuneration as Compensation shall be determined by the Committee in its sole discretion.

2.13                        Deferral Election. “Deferral Election” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III. Each Deferral Election shall be evidenced in written form prescribed by the Committee (“Deferral Election Form”), and shall be filed with the Committee at a time and in a manner determined by the Committee. The Deferral Election shall apply to each payment of Compensation earned for services performed by a Participant during a Deferral Period, and shall specify the Account to which the Compensation deferred shall be credited. A Deferral Election Form filed by a Participant with the Committee for a Deferral Period shall be effective only for such Deferral Period. The Deferral Election Form that first allocates

Compensation deferrals to an Account shall specify the time and form of distributions to be made from such Account.

2.14                        Deferral Period. “Deferral Period” means the period of time during which Compensation is earned for services performed by a Participant and for which a Deferral Election may be made. The initial Deferral Period under this Plan was the calendar year 2006. Subsequent Deferral Periods shall include (i) each succeeding calendar year and (ii) to the extent permitted by the Committee, each Performance-Based Compensation Period. The initial Deferral Period with respect to an individual Participant may also be determined in accordance with Section 3.3(c).

2.15                        Determination Date. “Determination Date” means each calendar day.

2.16                        Disabled or Disability. “Disability” means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

2.17                        Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Retirement Account under Section 3.8.

2.18                        ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.19                        Executive Retirement Contribution. “Executive Retirement Contribution” means the amount contributed on behalf of a Participant pursuant to Section 3.7.

2.20                        Executive Retirement Contribution Account. “Executive Retirement Contribution Account” means a separate Account to which Executive Retirement Contributions are allocated as provided under Section 3.7.

2.21                        FHI. “FHI” means First Hawaiian, Inc., parent of the Company. FHI was known as BancWest Corporation prior to April 1, 2016.

2.22                        Financial Hardship. “Financial Hardship” means an unforeseeable emergency that is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Also, the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency. Except as otherwise provided in this Section 2.22, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant is faced with a Financial Hardship permitting a distribution under this Section 2.22 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Financial Hardship may not be made to the extent that such Financial Hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under any other plan.

2.23                        Future Plan. “Future Plan” means the First Hawaiian, Inc. Future Plan, as amended from time to time.

2.24                        Identification Date. “Identification Date” means December 31 of each calendar year or such other date as determined by the Committee.

2.25                        Interest. “Interest” means the earnings, gains and losses credited or debited to a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.38, and in a manner consistent with Section 4.4. Such credits or debits to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.26                        IPKE. “IPKE” means the First Hawaiian Bank Incentive Plan for Key Employees and the BancWest Corporation Incentive Plan for Key Employees (both as amended from time to time). Deferrals may not be made with respect to the IPKE for services performed on and after January 1, 2017.

2.27                        LTIP. “LTIP” means the First Hawaiian Bank Long-Term Incentive Plan and the BancWest Corporation Long-Term Incentive Plan (both as amended from time to time). Deferrals may not be made with respect to the LTIP for services performed for any Performance-Based Compensation Period under the LTIP commencing after January 1, 2016.

2.28                        Open Enrollment Period. “Open Enrollment Period” means the time period, as determined by the Committee, during which Participants may make Deferral Elections for a particular Deferral Period. The Open Enrollment Period shall be determined in accordance with Section 3.3.

2.29                        Participant. “Participant” means any employee who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who has elected to defer Compensation under this Plan in accordance with Article III, below, or who has been credited with Executive

Retirement Contributions or Discretionary Contributions under this Plan. Such employee shall remain a Participant in this Plan until such time as all of his or her Account balances have been paid.

2.30                        Performance-Based Compensation. “Performance-Based Compensation” means Compensation described in Treasury Regulation Section 1.409A-l(e) that the Committee has determined is subject to the special rule regarding Deferral Elections under Section 3.3(b); provided, however, that for purposes of Deferral Elections such term includes the cash awards portion only, and not the stock awards portion, if any, of any such Compensation.

2.31                        Performance-Based Compensation Period. “Performance-Based Compensation Period” means the period during which services are performed that are the basis for determining the amount and payment of Performance-Based Compensation.

2.32                        Plan. “Plan” means the First Hawaiian Bank Deferred Compensation Plan, as amended from time to time.

2.33                        Regular Compensation. “Regular Compensation” means Compensation other than Performance-Based Compensation.

2.34                        Specified Employee. “Specified Employee” means a specified employee of the Company, as defined in Code Section 409A and regulations issued thereunder, as determined by the Committee. An employee who is a “key employee” (as defined in Code Section 409A(a)(2)(B)(i)) at any time during the twelve month period ending on the Identification Date is treated as a Specified Employee for the twelve month period beginning on the first day of the fourth month following the Identification Date (or such prior date as determined by the Committee that is permissible under applicable regulations).

2.35                        Termination of Employment. “Termination of Employment” (and “Terminated Employment” and “Terminates Employment”) mean a “separation from service” from the Company within the meaning of Code Section 409A(a)(2)(A)(i). A Termination of Employment shall not occur unless there is no expectation at the time of such Termination that the Participant will be rehired by the Company or an Affiliate.

A Termination of Employment shall not occur merely by reason of the transfer of employment of a Participant from the Company to an Affiliate. A Participant whose employment has been transferred to an Affiliate shall not be deemed to have Terminated Employment until such Participant has Terminated Employment from said Affiliate and all other Affiliates, including the Company, even if such Affiliate ceases to be an Affiliate after the Participant’s transfer of employment. For example, a Termination of Employment does not occur if a Participant’s employment is transferred to an Affiliate and the Affiliate later ceases to be an Affiliate, unless and until the Participant Terminates Employment from such former Affiliate, there is no expectation at the time of such termination that the Participant will be rehired by the Company or an existing Affiliate.

2.36                        Trust. “Trust” means the trust established by the Company, pursuant to a Trust Agreement, to which amounts under the Plan are contributed as set forth in Section 10.4 of the Plan.

2.37                        Trust Agreement. “Trust Agreement” means the agreement between the Company and a trustee under which the Trust is established.

2.38                        Valuation Funds. “Valuation Funds” means one or more independently established investment funds or indices selected by the Committee. The Committee shall select the various Valuation Funds available to Participants and may change the selected Funds from time to time. Valuation Funds shall be used solely to calculate the Interest credited or debited to a Participant’s Account(s) in accordance with Article IV, below, and do not represent, nor should their use be interpreted to convey, any beneficial interest on the part of a Participant in any asset or other property of the Company. The determination of the increase or decrease in the value of each Valuation Fund for any time period shall be made by the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1                               Eligibility and Participation.

(a)                                 Eligibility. The Company shall, in its discretion, designate Company employees who may participate in the Plan. The Company may authorize the Committee to make such designations.

(b)                                 Participation. An employee’s participation in the Plan shall be effective upon notification to such individual by the Committee of eligibility to participate and the filing by the individual of properly completed forms (as required by the Plan Administrator) with the Committee within the time limits set forth in this Article III, including a properly completed Deferral Election.

3.2                               Form of Deferral Election and Allocations to Accounts. A Participant shall make Deferral Elections in accordance with procedures established by the Committee. The Deferral Election Form shall specify the following:

(a)                                 Deferral Amounts. A Deferral Election may be made with respect to Compensation that is earned for services performed by the Participant during a Deferral Period. The Participant shall set forth the amount of each element of Compensation to be deferred as a whole percentage (which may be different for each element of Compensation) or as a stated dollar amount. Regular Compensation that is deferred pursuant to a Deferral Election shall be withheld in approximately equal amounts over the Deferral Period and shall not be less than $1,200 annually nor exceed 80% of the Participant’s Regular Compensation earned during the Deferral Period. Performance-Based Compensation that is deferred pursuant to a Deferral Election shall be withheld when the amount would have otherwise been payable to the Participant and the maximum amount of such

Performance-Based Compensation that may be deferred shall be one hundred percent (100%).

(b)                                 Allocation to Accounts. The Deferral Election Form shall allocate each element of Compensation to be deferred to a Retirement and/or one or two In-Service Accounts. If an Account does not exist at the time the Deferral Election is filed, a new Account shall be created. Compensation deferrals may not be allocated to an In-Service Account in a Deferral Period during which distributions are to be made from that Account. Under no circumstances may amounts allocated to the Retirement Account be re-allocated to an In-Service Account, nor may amounts allocated to an In-Service Account re-allocated to the Retirement Account. Allocations to a Participant’s Executive Retirement Contributions Account will be made on the dates determined by the Company.

(c)                                  Allocation of Account to Valuation Funds. The Participant shall specify in a separate form (the “Allocation Form”) prescribed by the Committee, the initial allocation of the Account(s) among the available Valuation Funds.

3.3                               Timing of Deferral Elections. Participants shall file the Deferral Election Form with the Committee during the applicable Open Enrollment Period. Open Enrollment Periods shall be as follows:

(a)                                 Regular Compensation. A Deferral Election for Regular Compensation that is earned for services performed by a Participant during a Deferral Period shall be filed no later than fifteen (15) days prior to the beginning of the Deferral Period or such earlier date as determined by the Committee.

(b)                                 Performance-Based Compensation. A Deferral Election with respect to Performance-Based Compensation that is earned for services rendered by a Participant during a Performance-Based Compensation Period shall be filed no later than 15 days prior to the date that is six (6) months before the end of such Performance-Based Compensation Period, or such earlier date as determined by the Committee; provided, however, that the Participant provides services to the Company continuously from the later of the beginning of the Performance-Based Compensation Period or the date on which the election is to be made under this Section 3.3(b); and further provided, that no such election may be made after such Performance-Based Compensation has become readily ascertainable.

(c)                                  First-Year Participation. Notwithstanding anything to the contrary in this Section 3.3, when an individual first becomes eligible to participate in this Plan during a Deferral Period, a Deferral Election may be filed no later than thirty (30) days after the date the individual becomes eligible to participate in the Plan. Such Deferral Election will be effective only with regard to Compensation that is earned during such Deferral Period with respect to services that are performed following the earlier of (A) the date when the Participant became eligible to participate in the Plan or (B) filing of the Participant’s Deferral Election Form with the Committee.

3.4                               Modification of Deferral Election. Except as otherwise provided in the Plan, a Deferral Election shall be irrevocable during a Deferral Period. If the Committee determines, in its discretion, that a Participant is no longer eligible to participate in the Plan but he or she has not Terminated Employment, then the Participant’s Deferral Election shall continue in effect until the end of the Deferral Period.

3.5                               Election Limited by Financial Hardship or Disability. If the Committee determines that a Participant has suffered a Disability or Financial Hardship prior to the end of the Deferral Period, the Deferral Election with respect to that Participant shall end as of the date of such determination (and no additional Compensation shall be deferred for the remainder of the Deferral Period for such Participant). Any future Deferral Election by the Participant must be made in accordance with the requirements of Sections 3.2 and 3.3.

3.6                               Change in Employment Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but the Participant does not have a Termination of Employment, the Participant’s existing Deferral Election shall continue through the end of the Deferral Period in which such determination is made, but no new Deferral Election may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1, above. If an employee Terminates Employment during a Deferral Period, the Deferral Election then in effect shall not apply to Compensation payable after the date of such Termination of Employment.

3.7                               Executive Retirement Contributions. The Committee, in its discretion, may designate employees on whose behalf the Company shall make Executive Retirement Contributions under the Plan. The Executive Retirement Contributions shall be credited to an Executive Retirement Contribution Account on behalf of each such designated employee, who shall be considered a Participant in the Plan without regard to whether the employee also participates in the Plan pursuant to the elective deferral provisions of Section 3.2. Unless otherwise determined by the Committee, Executive Retirement Contributions will be made on behalf of employees designated by the Committee as members of Group A and Group B equal to the following percentages of the employee’s Compensation to be earned for services performed each calendar year:

Percentage of
Position	Compensation
Group A	7.5%
Group B	3.5%

In addition, the Company may make discretionary Executive Retirement Contributions on behalf of some or all of the employees designated above for services performed, in such amounts and at such times (which need not be uniform among employees), as shall be determined at the discretion of the Committee.

3.8                               Discretionary Contributions. The Company, in its discretion, may make Discretionary Contributions that will be credited to a Participant’s Retirement Account. Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Compensation Committee of the Board or the Board in its discretion.

3.9                               Defaults in Event of Incomplete or Inaccurate Deferral Election or Allocation Forms. In the event that a Participant submits a Deferral Election Form or an Allocation Form that contains incomplete or inaccurate information deemed necessary to the efficient operation of this Plan, the Plan Administrator shall be authorized to assume the following, and such assumptions shall be communicated to the Participant:

(a)                                If no Account is listed with respect to a Deferral Election – assume the Retirement Account was selected;

(b)                                If Accounts listed equal less than 100% with respect to a Deferral Election – assume balance is deferred into the Retirement Account;

(c)                                 If Accounts listed equal more than 100% with respect to a Deferral Election – assume proportionate reduction to each Account selected;

(d)                                If no Valuation Fund is selected – assume Money Market Fund was selected;

(e)                                 If Valuation Fund(s) selected equal less than 100% - assume that Money Market Fund was selected for balance;

(f)                                  If Valuation Fund(s) selected equal more than 100% - assume proportionate reduction to each Valuation Fund selected;

(g)                                 If no form of payment is selected or otherwise specified – assume lump sum was selected; and,

(h)                                If no time of payment is chosen for In-Service Account – assume the earliest possible date available under the provisions of Section 5.2, below was selected.

ARTICLE IV - ACCOUNTS

4.1                               Accounts. The Compensation elected to be deferred by a Participant shall be credited to the Account(s) selected by the Participant. Executive Retirement Contributions made on behalf of a Participant shall be credited to the Participant’s Executive Retirement Contributions Account. Discretionary Contributions, if any, made on behalf of a Participant will be credited to his or her Retirement Account. Interest shall also be credited or debited to each Account. Separate records shall be maintained on the books of the Company to reflect the different Accounts for each Participant. These Accounts shall be used solely to calculate the amount payable to each Participant as well as the time and form of distributions to the Participant. An Account shall not constitute a separate fund of assets.

4.2                               Timing of Deferred Compensation Credits. Compensation that has been elected to be deferred shall be credited to the applicable Account on or as soon as practicable after the date the Compensation would have otherwise been payable to the Participant, even if the amount would have otherwise been payable after the conclusion of the Deferral Period. By way of example, deferral of an annual, performance-based bonus payment earned based on the Participant’s service during the calendar year 2009 and otherwise payable in March 2010 will be credited to the appropriate Account(s) in March 2010.

4.3                               Withholding of Payroll Taxes on Amounts Deferred. Any withholding of taxes or other amounts with respect to deferred compensation that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.4                               Allocation of Accounts among Valuation Funds. For the sole purpose of determining the amount of Interest to be credited or debited to each Account, each Participant shall designate, by filing an Allocation Form with the Committee at the time each Account is created, one or more Valuation Funds for that Account. Such Allocation Form shall designate the proportion of each deferral of Compensation to be allocated to the Valuation Funds within that Account. The initial Allocation Form shall apply until such time as the Participant files a subsequent form with the Committee. The Participant may also reallocate the balance in each Account among the available Valuation Funds as of the next succeeding Determination Date. Although the Committee shall have the obligation to credit or debit the Participant’s Account(s) with earnings, gains and losses in accordance with the Participant’s deemed investments in Valuation Funds, the Company, in its sole discretion, may invest the balance in each Account in any manner, in any amount and for any period of time which the Company in its sole discretion may select. Regardless of the actual investments, the Committee must credit or debit the Participant’s Account(s) with Interest based on the investment of such Account(s) in the deemed investments, in the specific amounts and for the specific periods directed by the Participant.

4.5                               Determination of Accounts. Each Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

(a)                                 Compensation Deferrals. A Retirement or In-Service Account shall be increased by any deferred Compensation credited to such Account since the prior Determination Date.

(b)                                 Executive Retirement Contributions. The Executive Retirement Contribution Account shall be increased by any Executive Retirement Contributions credited since the prior Determination Date.

(c)                                  Discretionary Contributions. The Retirement Account shall be increased by any Discretionary Contributions credited since the prior Determination Date.

(d)                                 Distributions. An Account shall be reduced by the amount of each distribution made from that Account since the prior Determination Date. Distributions shall be deemed to have been made from each of the Valuation Funds maintained within such Account in the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account as of the Determination Date immediately preceding the date of payment.

(e)                                 Interest. Each Account shall be increased or decreased by the Interest credited or debited to the Account since such Determination Date as though the balance of that Account had been invested in the applicable Valuation Funds chosen by the Participant.

4.6                               Vesting of Accounts. Each Participant shall be vested in the amounts credited to the Participant’s Account(s) as follows:

(a)                                Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation he or she defers under this Plan and Interest thereon.

(b)                                Executive Retirement Contributions. A Participant’s Executive Retirement Contributions and Interest thereon shall become vested based on his or her years of Vesting Service, as determined under the Future Plan, in accordance with the following schedule:

Years of Vesting Service	Percent Vested
Less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 or more	100%

Notwithstanding the foregoing, a Participant shall be fully vested in his or her Executive Retirement Contribution Account upon his or her death while an employee of the Company, Disability while an employee of the Company, or the attainment of age sixty-five (65) while an employee of the Company. If, before being fully vested, a Participant has a Termination of Employment for any reason (either voluntarily or involuntarily) not described in the previous sentence, then the Participant will forfeit any unvested portion of the Participant’s Executive Retirement Contribution Account and such forfeited amount shall be retained by the Company.

(c)                                  Discretionary Contributions. Unless otherwise determined by the Board and communicated in writing to the Participant at the time that a Discretionary Contribution is made, a Participant’s Discretionary Contributions and Interest thereon shall become vested upon the earliest of the Participant’s: (i) completion of three (3) full years of employment with the Company (measured from the Participant’s date of employment to the date of Termination of Employment);

(ii) death while an employee of the Company; (iii) Disability while an employee of the Company; or (iv) attainment of age 65 while an employee of the Company. If, before being fully vested, a Participant Terminates Employment for any reason (either voluntarily or involuntarily) not described in the previous sentence, then the Participant will forfeit any unvested portion of the Participant’s Discretionary Contributions and Interest credited to the Participant’s Accounts(s) and such forfeited amount shall be retained by the Company.

4.7                               Statement of Accounts. The Plan Administrator shall provide each Participant with a statement showing the balances in the Participant’s Account(s) on a quarterly basis.

4.8                               Participant (or Beneficiary) Responsibility for Investment Earnings, Gains and Losses. Any amounts in a Participant’s Account(s) shall increase or decrease based on the Participant’s (or after the death of the Participant, the Beneficiary’s) investment of such amounts in Valuation Funds selected by the Participant (or Beneficiary). The Participant (and his or her Beneficiary) understand and agree that he or she assumes all risk in connection with earnings, gains and losses with respect to the Participant’s Account(s) resulting from the Participant’s (or Beneficiary’s) investment elections.

ARTICLE V - PLAN BENEFITS

5.1                               Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant following his or her Termination of Employment. A Participant shall not be treated as having a Termination of Employment while the Participant is on any Company-approved leave of absence.

(a)                                Timing of Retirement Account Distributions. Subject to Sections 5.2(c), 5.5, 5.7, 5.8, 5.12 and 5.13, Retirement Account distributions shall be made (or commence to be made) as soon as administratively practicable, but no later than the end of the 90-day period (on a date determined in the discretion of the Committee) following the Participant’s Termination of Employment, and subsequent installment payments, if any, shall be made annually on the anniversary of the initial payment.

(b)                                Form of Payment. Distributions from the Retirement Account shall be made in the form selected by the Participant in the Deferral Election Form which first allocated Compensation deferrals to that Account. Permitted forms of distribution are set forth in Section 5.6 below. The Participant may not elect to change such form of benefit payment except as provided in Section 5.2(c) below.

5.2                              In-Service Account. The vested portion of a Participant’s In-Service Account(s) shall be distributed to the Participant on the date chosen by the Participant.

(a)                                 Timing of In-Service Account Distributions. Subject to Sections 5.2(c), 5.5, 5.7, 5.8, 5.12 and 5.13, distributions from an In-Service Account shall be made on the date specified in the Deferral Election Form which first allocated Compensation deferrals to that In-Service Account. In no event shall the distribution date selected for an In-Service Account be earlier than three years following the first allocation of deferrals to that Account. Upon the Termination of Employment of the Participant prior to the specified distribution date, the In-Service Account balance shall be paid (or commence to be paid) as soon as administratively practicable, but no later than the end of the 90-day period (on a date determined in the discretion of the Committee) after Termination of Employment in the form specified by the Participant at the time the In-Service Account is created.

(b)                                Form of Payment. The form of benefit payment shall be the form selected by the Participant in the Deferral Election Form that first allocated Compensation deferrals to the In-Service Account. The Participant may not elect to change such form of benefit payment except as provided in Section 5.2(c) below. Permitted forms of distribution are set forth in Section 5.6 below.

(c)                                 Change of Time of Payment. The Participant may request to defer the distribution date initially chosen for the Retirement Account or an In-Service Account, and the Committee may grant or deny such request in its sole and complete discretion. The Participant must file this request at least twelve (12) months prior to the scheduled date of distribution (or commencement of distributions) in effect immediately prior to the filing of such request and the request will not take effect until at least twelve (12) months after the request is filed. The date of distribution (or commencement of distributions) specified in such request must be at least five (5) years after the scheduled date of payment in effect at the time the request is filed. If the Participant has selected annual installments as his or her form of distribution, each subsequent installment payment shall be made annually on the anniversary of the initial payment. For purposes of this Section 5.2(c) and Code Section 409A, an installment form of distribution described in Sections 5.6(b)(i) and 5.6(b)(ii) shall be treated as a single payment.

5.3                               Executive Retirement Contribution Account.

(a)                                Time of Payment. A Participant’s Executive Retirement Contribution Account shall be paid or commence to be paid to the Participant (or, after his or her death, the Participant’s Beneficiary) as soon as administratively practicable but no later than the end of the 90-day period (on a date determined by the Plan Administrator) following the Participant’s Termination of Employment.

(b)                                Form of Distribution. Subject to Sections 5.3(c), 5.5, 5.7, 5.8, 5.12 and 5.13, the distribution of a Participant’s Executive Retirement Contribution Account shall be made in the form elected by the Participant and filed with the Committee during the 30-day period beginning on the date the employee first becomes eligible for Executive Retirement Contributions; provided, however, that such election will be effective only for Executive Retirement Contributions made with respect to Compensation earned for services that are performed following the filing of the election with the Committee, as determined in accordance with the requirements of Section 409A. Permitted forms of distribution are set forth in Section 5.6.

In addition, if a Participant becomes eligible for a different level of Executive Retirement Contributions by reason of a change in the Participant’s position, the Committee may allow the Participant to elect an alternative form of distribution (from among those specified in Section 5.6), provided that such election shall be effective only for Executive Retirement Contributions made with respect to Compensation that is earned for services that are performed following the calendar year in which the Participant files the new election with the Committee, as determined in accordance with the requirements of Section 409A; to the extent an alternative form is not elected, the form of distribution otherwise applicable to such Executive Retirement Contributions shall remain in effect.

(c)                                  Subsequent Elections. A Participant may elect to change an election regarding the form or time (or both the form and time) of distribution of his or her Executive Retirement Contribution Account, by submitting a written election to the Committee, in accordance with the Committee’s rules and procedures, no later than the date established by the Committee and subject to the following additional requirements:

(i)                                     Such election must be submitted at least 12 months before the date that the distribution is scheduled to be made; and

(ii)                                  The payment with respect to which the election is submitted must be deferred for a period of five years from the date such payment would otherwise have been made. For purposes of this Section 5.3 and Code Section 409A, an installment form of distribution described in Section 5.6(b)(iii) shall be treated as a single payment.

5.4                               Death Benefit. Upon the death of a Participant prior to the commencement of distributions from any Account, a distribution shall be made to his or her Beneficiary in an amount equal to the value of the Participant’s vested Account in the form specified for such Account, or if no form of distribution has been specified for such Account, in a lump sum. In the event of the death of the Participant after the commencement of distributions from his or her Account(s), distributions from such Account(s) shall be made to the Participant’s designated Beneficiary at the same time and in the same manner as if the Participant had survived and any Account(s) not being distributed at the time of death shall be distributed as set forth in the first sentence of this Section 5.4. A distribution under this Section 5.4 shall be made (or commence to be made) as soon as administratively practicable, but no later than the end of the 90-day period (on a date determined in the discretion of the Committee) beginning on the date of death of the Participant.

5.5                               Financial Hardship or Disability Distributions. A Participant may file a request with the Committee, in the form required by the Committee, for a distribution based upon his or her Financial Hardship or Disability. Upon a finding by the Committee that a Participant has incurred a Financial Hardship or Disability, the Committee may, in its sole discretion, make a distribution of any or all of the Participant’s vested Account balances. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship or Disability, plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe Financial Hardship). If payment is made due to Financial Hardship or Disability, the Participant shall not be allowed to make a new Deferral Election until the Open Enrollment Period that occurs at least twelve (12) months after the last distribution to the Participant that is based on his or her Financial Hardship or Disability.

5.6                              Permitted Forms of Distribution.

(a)                                 Except as otherwise provided in Sections 5.1, 5.2, 5.3, 5.5, 5.7, 5.8, 5.12 and 5.13, the benefits payable from a Participant’s Retirement Account or In-Service Account shall be distributed in the form specified by the Participant in his or her initial Deferral Election Form filed with respect to that Account, and the benefits payable from a Participant’s Executive Retirement Contribution Account shall be distributed in the form specified by the Participant in his or her election form filed with respect to such Account under Section 5.3. If there is no valid election of a form of distribution in effect for any amount in an Account, such amount shall be distributed in a lump sum.

(b)                                 The permitted forms of distribution are:

(i)                                     Retirement Account - A lump sum or annual installments for a period of five, ten, or 15 years;

(ii)                                  In-Service Account - A lump sum or annual installments over a period of from one to five years.

(iii)                               Executive Retirement Contributions Account - A lump sum or annual installments over a period of five, ten, 15, 20 or 25 years.

(c)                                  Where installment payments have been elected, the annual payment shall be equal to the value of the Account on the Determination Date prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be credited or debited based on the Valuation Fund election made by the Participant as permitted under this Plan. Installment payments from an Account that are made after the initial installment payment shall be distributed annually on the anniversary of such initial payment.

5.7                               Distributions to Specified Employees. Notwithstanding any provision to the contrary in the Plan, a distribution of benefits to which a Participant would otherwise be entitled will be delayed until the earlier of: (i) the first day of the month following the expiration of the six (6)-month period from the date of the Participant’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) with the Company; or (ii) the date of the Participant’s death, if the Committee in good faith determines that the Participant is a Specified Employee at the time of such separation from service and that the delayed commencement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all benefits deferred pursuant to the Plan (whether they would otherwise have been payable in a single sum or in any other form in the absence of such deferral) shall be distributed to the Participant in a lump sum and any remaining benefits due under the Plan shall be paid in accordance with the normal payment dates specified for them under the Plan. The Participant’s benefits will be adjusted for Interest for the period that the commencement is delayed by reason of Code Section 409A(a)(2).

5.8                               Small Account. If the total value of a Participant’s vested Accounts (plus the total value of the Participant’s vested benefits under any other deferred compensation plan required to be aggregated with the Plan under Treas. Reg. Sec. 1.409A-1(c)(2)) does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) as of the effective date of the Participant’s Termination of Employment, then such aggregate amount shall be distributed in a lump sum to the Participant, notwithstanding any election by the Participant to the contrary. The payment shall be made to the Participant as soon as administratively practicable after the Participant’s Termination of Employment.

5.9                               Withholding on Distributions. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.10                        Payment to Guardian. If a distribution is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Company and the Plan from all liability with respect to such benefit.

5.11                        Effect of Payment. The full payment of a Participant’s Account balance(s) shall completely discharge the Plan’s obligations and all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.12                        Accelerated Distributions. Subject to the requirements of Section 5.7, in the Committee’s discretion, a Participant’s vested benefits may be distributed or commence to be distributed under the following circumstances, subject to the requirements of applicable regulations under Code Section 409A:

a)                                    Income Inclusion Under Code Section 409A. If the Plan fails to meet the requirements of Section 409A of the Code and applicable regulations thereunder, a distribution may be made to the Participant in the amount required to be included in income as a result of the failure to comply with such requirements.

b)                                    Divestiture. The date of distribution of all or a portion of the value of a Participant’s vested benefits may be accelerated to the extent necessary for an employee in the executive branch of the United States federal government to comply with an ethics agreement or to the extent reasonably necessary to avoid the violation of an applicable federal, state, local or foreign ethics law or conflicts of interest law.

c)                                     Other. Distribution of all or a portion of the value of a Participant’s vested benefits may be accelerated under such circumstances as are permitted pursuant to applicable guidance under Code Section 409A.

5.13                        Delayed Distribution. In the Committee’s discretion, the distribution of all or a portion of the Participant’s vested benefits may be delayed beyond the date otherwise required under the Plan in the following circumstances, subject to the requirements of applicable regulations under Code Section 409A:

a)                                   Violation of Applicable Laws. Distribution of all or a portion of the vested benefits of a Participant may be delayed in the event the Committee reasonably anticipates that the distribution will violate federal securities laws or other applicable law. Distribution of any amount delayed under this Section 5.13(a) will be made at the earliest date at which the Committee reasonably anticipates that making the payment will not cause a violation of such law.

b)                                   Administrative Impracticality. Distribution of all or a portion of the Participant’s vested benefits may be delayed if calculation of the amount of the payment is not administratively practicable (such delay must be due to events that are beyond the control of the Participant). Payment of any delayed amount must be made no later than the first Plan Year in which calculation of such amount is administratively practicable.

c)                                    Other. Distribution of all or a portion of a Participant’s vested benefits may be delayed under such other circumstances as are permitted pursuant to applicable guidance under Code Section 409 A.

5.14                        Distributions to Bank of the West Employees. Participants who transferred employment to Bank of the West or any Affiliate (collectively, “BoW”) from the Company or any Affiliate of the Company at a time in which BoW was such an Affiliate shall be entitled to distributions under this Article V which are triggered by Termination of Employment only upon such Participants’ Termination of Employment from BoW. For avoidance of doubt, neither such Participants’ transfer of their employment to BoW from the Company or any Affiliate nor the subsequent severance of BoW from the Company’s controlled group shall be treated as a Termination of Employment for purposes of this Plan.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1                               Beneficiary Designation. Each Participant shall have the right, at any time, to designate one or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan will be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation must be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2                               Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new written Beneficiary designation (in the form prescribed by the Committee) with the Committee during the Participant’s lifetime. A new such filing shall cancel all designations previously filed.

6.3                               No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, or if the designation is void, or if all Beneficiaries designated by a deceased Participant die before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)                                The Participant’s surviving spouse;

(b)                                The Participant’s estate.

6.4                               Effect of Payment. Payment to the Beneficiary shall completely discharge the obligations of the Plan and the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1                               Committee and its Duties. This Plan shall be administered by the Committee. The Committee shall have the exclusive right and full authority and the complete discretion to (i) interpret the Plan, (ii) decide any and all matters arising under the Plan (including the right to remedy possible ambiguities, inconsistencies or omissions), (iii) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and (iv) make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan. As provided in Section 2.5 above, the Committee may name an individual as Plan Administrator to perform such duties and functions as the Committee determines in its discretion.

7.2                               Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3                               Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4                               Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and the Plan Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of his or her gross negligence or willful misconduct.

7.5                               Election of Committee After Change In Control. After a Change In Control Of The Company or a Change In Control Of FHI, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change In Control Of The Company or a Change In Control Of FHI. No amendment shall be made to this Article VII or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

ARTICLE VIII - CLAIMS PROCEDURE

8.1                               Claims for Benefits and Inquiries. All claims for benefits and all inquiries concerning the Plan, or concerning present or future rights to benefits under the Plan, shall be submitted to the Committee in writing. If required by the Committee, an application for benefits must be made on a form prescribed by the Committee. The Participant or Beneficiary may authorize a representative to act on his or her behalf in pursuing benefit claims, in accordance with procedures established by the Committee for determining whether an individual is so authorized. All claim determinations shall be made by the Committee in accordance with the Plan provisions.

8.2                               Denial of Claims. In the event any claim for benefits is denied in whole or in part, the Committee shall notify the applicant of such denial in writing and shall advise the applicant of the right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the applicant,

(a)                                 specific reasons for the denial,

(b)                                 specific references to the Plan provisions on which the denial is based,

(c)                                  a description of any information or material necessary for the claimant to perfect the application, including an explanation of why such material is necessary, and

(d)                                 an explanation of the Plan’s claims review procedure, the time limits applicable under the procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Such written notice shall be given to the applicant within 90 days after the Committee receives the application, unless special circumstances require an extension of time of up to an additional 90 days for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial 90-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.

8.3                               Requests for a Review. Any person whose application for benefits is denied in whole or in part, or such person’s authorized representative, may appeal from such denial by submitting to the Committee a request for a review of the application within 60 days after receiving written notice of such denial from the Committee. If the claimant does not request a review of the determination within such 60-day period, the claimant shall be barred from challenging the determination. The request for a review shall be in writing and shall set forth all of the grounds on which it is based, all facts and documents in support of the request and any other matters which the applicant deems pertinent. The Committee may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The claimant must be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim. A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants.

8.4                               Decision on Review. The Committee on appeal must undertake a full and fair review of the claim and consider all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall act upon each request for review within 60 days after receipt thereof unless special circumstances require an extension of time of up to an additional 60 days for processing the request. If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 60-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits. If an extension of time is required due to the claimant’s failure to submit information necessary to review the claim, the period of time that the Committee has to review the claim will be tolled from the date on which the notice of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Within the time prescribed above, the Committee shall give written notice of its decision to the applicant. In the event that the Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant,

(a)                                 the specific reasons for such denial,

(b)                                 specific references to the Plan provisions on which the decision is based,

(c)                                  a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim. A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants, and

(d)                                 a description of any voluntary appeal procedures offered under the Plan, the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

In the event that the Committee determines that the application for benefits should not have been denied in whole or in part, the Committee shall take appropriate remedial action as soon as reasonably practicable thereafter.

8.5                               Rules and Procedures. The Committee may establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Article 8. The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits in whole or in part to do so at the applicant’s own expense.

8.6                               Exhaustion of Remedies. No legal action for benefits under the Plan shall be brought unless and until the applicant (a) has submitted a written claim for benefits in accordance with Section 8.1; (b) has been notified by the Committee that the application is denied; (c) has filed a written request for a review of the application in accordance with Section 8.3; and (d) has been notified in writing that the Committee has affirmed the denial of the application. However, an action may not be brought by the claimant under Section 502(a) of ERISA if the claimant fails to bring such claim within the period prescribed by law.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1                               Amendment. Subject to the requirements of Code Section 409A, the Board may at any time amend the Plan by written instrument (including a retroactive amendment required to comply with Code section 409A), notice of which must be given to all Participants and to all Beneficiaries receiving distributions, provided that no amendment shall adversely affect a Participant who has Terminated Employment, nor shall any such amendment have the effect of decreasing the vested percentage of a Participant’s Accounts or decrease the amount in a Participant’s Accounts.

9.2                               Company’s Right to Terminate. Subject to the requirements of Code Section 409A, the Board may at any time terminate the Plan. Such termination will not reduce the value of a Participant’s vested benefits as of the date of termination. Distributions will be made as required by regulations issued under Code Section 409A, including, but not limited to the following:

a)                                    The termination and liquidation of the Plan must not occur proximate to a downturn in the financial health of the Company;

b)                                    The Company must terminate and liquidate all other arrangements required to be aggregated under such regulations;

c)                                     No distributions of benefits may be made during the twelve months following the date the Company takes all necessary actions to terminate and liquidate the Plan (other than amounts that would have been distributed if such actions had not been taken) and all benefits must be distributed no later than the end of the twenty four month period following the date the Company takes such actions; and

d)                                    No new plan may be adopted to the extent required under such regulations.

ARTICLE X - MISCELLANEOUS

10.1                      Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, to the extent permitted under Code Section 409A, the Board may remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.2                    Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, that Company (and Interest with respect to such contributions) and shall not be an obligation of another company.

10.3                    Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company with respect to the Plan, including property for the purpose of generating the cash flow for benefit payments, shall remain the Company’s general, unpledged and unrestricted assets and shall remain subject to the claims of the Company’s general unsecured creditors. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.4                    Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more Trusts, with such trustee(s) as the Committee may approve, for the purpose of assisting in the payment of such benefits. In addition, within 30 days following either a Change In Control Of FHI or a Change In Control Of The Company: (i) if the Company has not previously entered into a Trust Agreement, the Company will enter into a Trust Agreement with a trustee approved by the Committee under which a Trust will be established; and (ii) all amounts credited to the Accounts of a Participant (or his or her Beneficiary) that have not previously been contributed to the Trust will be so contributed. Although the Trust shall be irrevocable, its assets shall be held for payment of all Company’s general creditors in the event of the Company’s bankruptcy or insolvency. To the extent any amount in an Account is paid from the Trust, the Company shall have no further obligation to pay them. If not paid from the Trust, such amount shall remain the obligation of Company.

Notwithstanding the foregoing or anything in the Trust Agreement to the contrary, in no event shall a contribution be made to the Trust for the purpose of paying any amount to an “applicable covered employee” (as defined in Code Section 409A(b)(3)(D)(i)) during any “restricted period” (as defined in Code Section 409A(b)(3)(B)), if such contribution would result in the imposition of any taxes, penalties or interest on such applicable covered employee under Code Section 409A(b)(3).

10.5                    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.6                     Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.7                     Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.8                     Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Hawaii, except as preempted by federal law.

10.9                     Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10              Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee or the Plan Administrator shall be directed to the company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.

10.11              Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

10.12              Code Section 409A. Notwithstanding any provision of the Plan to the contrary, no distributions will be made under the Plan earlier or later than permitted under the requirements of Code Section 409A and no elections regarding Plan benefits shall be permitted, unless they are permissible under such requirements. This Plan is intended to comply with the applicable requirements of Code Section 409A and shall be interpreted and administered in a manner that is consistent with such intent. If there is any inconsistency between the provisions of the Plan and the requirements of Code Section 409A, as interpreted by the Treasury Department and the Internal Revenue Service in guidance issued thereunder, the provisions of the Plan shall be applied in accordance with the requirements of Code Section 409A.

FIRST HAWAIIAN BANK

BY:	/s/ Robert S. Harrison	DATE:	December 21, 2016

ITS:	Chairman & CEO